October 8, 2010

Via E-Mail
Personal and Confidential
Mr. Cary J. Claiborne
3056 Seneca Chief Trail
Ellicott City, Maryland 21042

Re:           Separation Agreement

Dear Cary:

This separation agreement (this “Agreement”), if accepted by you, sets forth the terms of the agreement between you and New Generation Biofuels Holdings, Inc. (the “Company”) in light of your resignation as President & Chief Executive Officer.  Capitalized Terms used but not defined herein shall have the meanings set forth in the Amended and Restated Employment Agreement, dated December 18, 2007 and with a current term through December 31, 2011, between the Company and you (the “Claiborne Employment Agreement”).

1.           Confirmation of Resignation.  The parties hereby confirm your resignation as President and Chief Executive Officer of the Company, and as a Director of the Company, effective as of October 8, 2010 (the “Separation Date”).  The parties agree that the term of your Claiborne Employment Agreement shall terminate as of the Separation Date.

2.           Severance Pay and Benefits.  In exchange and as material inducement for your promises in this Agreement, including without limitation your release of claims as described in Section 6 below (the “Release”), and provided you do not revoke the Release as described below or breach this Agreement or the Release, the Company will provide you the following:

a.           Accrued Amounts per Section 5(a) of the Claiborne Employment Agreement.  The Company will continue to pay you your current base salary through the Separation Date.  Any vacation pay and business expense reimbursements to the extent earned by you through the Separation Date but not yet paid will also be paid to you.  The 2009 Accrued but unpaid bonus of $60,000 will be paid to you within five (5) business days of the Release Effective Date.

b.          Cash Severance Payment.  Within five (5) business days of the later of the Release Effective Date or your separation from service as defined by Section 409A of the Internal Revenue Code, the Company will pay you a single lump sum of $130,000, less standard deductions and withholding as determined by the Company.

c.           Stock Options and Stock Grants.

(i)          Upon the Separation Date,  the following unvested Time and Performance-Based Options previously granted to you shall vest immediately: (1) options to purchase 797,604 shares of the Company’s common stock;

(ii)         Upon the Separation Date, 232,026 shares of the Company’s common stock previously granted pursuant to three-year restricted stock grants under the Company’s Management Equity Compensation Plan and Omnibus Incentive Plan shall vest immediately;

(iii)        Within twenty-one (21) calendar days after the Separation Date, the Company shall file an S-8 Registration Statement to register all shares and options granted under the Company’s Omnibus Incentive Plan.

(iv)        Within one (1) business day after the Separation Date, the Company will grant you 1,500,000 shares of common stock. Such shares will be registered under the aforementioned S-8 Registration Statement.

d.           COBRA.  For an 18-month period beginning on the first of the month following your Separation Date, the Company shall reimburse you for the COBRA premiums above your employee contribution in order to provide medical, dental, vision and life insurance benefits to you and/or your family reasonably equivalent to those which were provided at the Separation Date; provided, further, that you agree to elect COBRA coverage to the extent available under the Company’s health insurance plans.

e.           Outplacement Services.  The Company shall reimburse you for up to $12,000 in documented outplacement services with a firm such as Right Management or equivalent.  Such services must be engaged on or before March 31, 2011 and your reimbursement request submitted to the Company no later than April 30, 2011.  Reimbursement will be made within ten (10) business days of receipt by the Company.

3.           End of Benefits.  From and after the Separation Date, except as otherwise provided herein, you shall not be eligible and are not eligible to participate in any of the Company’s benefits plans, including, but not limited to, any medical insurance, any retirement plan, vacation leave, sick leave, any disability insurance, and any life insurance, although you shall be entitled to any benefits earned or accrued as of the Separation Date in accordance with the terms of the applicable plans. If you timely elect COBRA coverage as described in Section 2 (d), you should not have any gap in your health insurance coverage between the Separation Date and the COBRA effective date.

4.           No Additional Compensation.  You acknowledge and agree that you shall not receive any other compensation or benefits except as expressly set forth in this Agreement.  You further acknowledge and agree that, once the Company has provided the payments and benefits set forth in this Agreement, you shall have been provided all compensation and benefits due and owing under this Agreement and under any employment or other contract you have or may have had with the Company or from any other source of entitlement, including, without limitation, the Claiborne Employment Agreement.

5.           Survival of Certain Employment Agreement Obligations. You acknowledge and agree that your obligations in Article(s) 4 and 6 (relating among other things to confidentiality, trade secrets, inventions, unfair competition and non-solicitation) of the Claiborne Employment Agreement survive the end of your employment with the Company and remain binding on you and enforceable by the Company, according to their terms.  The Company acknowledges and agrees that its obligations in Article 7 (relating among other things to indemnification) of the Claiborne Employment Agreement survive the end of your employment with the Company and remain binding on the Company and enforceable by you, according to their terms.

6.           Release of Claims.  Specifically in consideration of the separation pay and benefits described in Section 2, by signing this Agreement you, for yourself and anyone who has or obtains legal rights or claims through you, agree to the following:

a.           You hereby do release and forever discharge the “Released Parties” (as defined in Section 6.e. below) of and from any and all manner of claims, demands, actions, causes of action, administrative claims, liability, damages, claims for punitive or liquidated damages, claims for attorney’s fees, costs and disbursements, individual or class action claims, or demands of any kind whatsoever, you have or might have against them or any of them, whether known or unknown, in law or equity, contract or tort, arising out of or in connection with your employment with the Company, or the termination of that employment, or otherwise, and however originating or existing, from the beginning of time through the date of your signing this Agreement.

b.           This release includes, without limiting the generality of the foregoing, any claims you may have for, wages, bonuses, commissions, penalties, deferred compensation, vacation, sick, and/or PTO pay, separation pay and/or benefits; tortious conduct, defamation, invasion of privacy, negligence, emotional distress; breach of implied or express contract (including, without limitation, any claim for breach of the Claiborne Employment Agreement except as set forth in Section 5 of this Agreement), estoppel; wrongful discharge (based on contract, common law, or statute, including any federal, state or local statute or ordinance prohibiting discrimination or retaliation in employment); violation of any of the following: the United States Constitution or the Florida or Maryland, the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., Title VII of the Civil Rights Act, 42 U.S.C. § 2000e et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the National Labor Relations Act, 29 U.S.C. § 151 et seq., the Sarbanes-Oxley Act, 15 U.S.C. § 7201 et  seq.; the Maryland Fair Employment Practices Act, the Florida Civil Rights Act, any claim for retaliation; and any claim for discrimination or harassment based on legally-protected class under federal, state or local law.  You hereby waive any and all relief not provided for in this Agreement.  You understand and agree that, by signing this Agreement, you waive and release any past, present, or future claim to employment with the Company.

c.           If you file, or have filed on your behalf, a charge, complaint, or action, you agree that the payment described above in Section 2 is in complete satisfaction of any and all claims in connection with such charge, complaint, or action and you waive, and agree not to take, any award of money or other damages from such charge, complaint, or action.

d.           You are not, by signing this Agreement, releasing or waiving (1) any vested interest you may have in any 401(k) or profit sharing plan by virtue of your employment with the Company, (2) any rights you have under workers compensation laws, (3) any rights you have under state unemployment compensation benefits laws, (4) the right to file a charge of discrimination with a governmental agency such as the Equal Employment Opportunity Commission (“EEOC”), although, as noted above, you waive, and agree not to take, any award of money or other damages if you file such a charge or have a charge filed on your behalf, (5) the right to testify, assist, or participate in an investigation, hearing, or proceeding conducted by the EEOC, or (6) any rights you have under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).

e.           The “Released Parties,” as used in this Agreement, shall mean New Generation Biofuels Holdings, Inc. and its parent, subsidiaries, divisions, affiliated entities, insurers, and its and their present and former officers, directors, shareholders, trustees, employees, agents, attorneys, representatives and consultants, and the successors and assigns of each, whether in their individual or official capacities, and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of the Company, in their official and individual capacities.

7.           Notice of Right to Consult Attorney and Twenty-One (21) Calendar Day Consideration Period.  By signing this Agreement, you acknowledge and agree that the Company has informed you by this Agreement that (1) you have the right to consult with an attorney of your choice prior to signing this Agreement, and (2) you are entitled to Twenty-One (21) calendar days from the receipt of this Agreement to consider whether the terms are acceptable to you.  You have the right, if you choose, to sign this Agreement prior to the expiration of the Twenty-One (21) day period.

8.           Notification of Rights under the Federal Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.).  You are hereby notified of your right to rescind the release of claims contained in Section 6 with regard to claims arising under the federal Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., within seven (7) calendar days of your signing this Agreement.  In order to be effective, the rescission must (a) be in writing; (b) delivered to John E. Mack, Chairman or the Board, P.O. Box 1575, Breckenridge, Colorado 80424, by hand or mail within the required period; and (c) if delivered by mail, the rescission must be postmarked within the required period, properly addressed to John E. Mack, as set forth above, and sent by certified mail, return receipt requested.  You understand and agree that if you rescind any part of this Agreement in accordance with this Section 8, the Company will have no obligation to provide you the payments and benefits described in Section 2 of this Agreement and you will be obligated to return to the Company any payments and benefits already received in connection with Section 2 of this Agreement.  The “Release Effective Date” shall be upon expiration of the seven (7) day period following your execution of this Agreement, provided you have not exercised your right of rescission.

9.           Cooperation.  Specifically in consideration of the separation pay and benefits described in Section 2, you agree that you will respond in a timely and helpful manner to the Company’s questions/requests for assistance in connection with the transition of your job duties to the Company’s new President and Chief Executive Office, as well as to the Chief Financial Officer.  You agree that, for a time period not to exceed 45 calendar days, you will not be entitled to additional compensation beyond that set forth in Section 2 related to such cooperation.

10.         Return of Property.  You shall return any Company-provided equipment within seven calendar days of  your Separation Date.

11.         Non-Disparagement and Confidentiality.

a.           You promise and agree not to disparage the Released Parties, its employees, products or services.  The Company’s executive employees and Board of Directors promise and agree not to disparage you.

b.           You further promise and agree not to disclose or discuss, directly or indirectly, in any manner whatsoever, any information regarding either (1) the contents and terms of this Agreement, or (2) the substance and/or nature of any dispute between the Company and any employee or former employee, including yourself.  You agree that the only people with whom you may discuss this confidential information are your legal and financial advisors and your spouse, if applicable, provided they agree to keep the information confidential, or as otherwise required by law.

12.         Remedies.  If you are found by a court to have breached any term of this Agreement, the Company shall be entitled to its available legal and equitable remedies, including but not limited to suspending and recovering any and all payments and benefits made or to be made under Section 2 of this Agreement.  If the Company seeks and/or obtains relief from an alleged breach of this Agreement, all of the provisions of this Agreement shall remain in full force and effect.  If the Company is found by a court to have breached any term of this Agreement, you shall be entitled to your available legal and equitable remedies and the release of your obligations under Section 5 of this Agreement with respect to Article 6 of the Claiborne Employment Agreement.  The prevailing party in any dispute arising out of this Agreement shall be entitled to recover his or its attorney’s fees and costs.

13.         Non-Admission. It is expressly understood that this Agreement does not constitute, nor shall it be construed as, an admission by the Company or you of any liability or unlawful conduct whatsoever.  The Company and you specifically deny any liability or unlawful conduct.

14.         Successors and Assigns. This Agreement is personal to you and may not be assigned by you without the written agreement of the Company.  The rights and obligations of this Agreement shall inure to the successors and assigns of the Company.

15.         Enforceability.  If a court finds any term of this Agreement to be invalid, unenforceable, or void, the parties agree that the court shall modify such term to make it enforceable to the maximum extent possible.  If the term cannot be modified, the parties agree that the term shall be severed and all other terms of this Agreement shall remain in effect.

16.         Further Actions.  You and the Company agree to take or cause to be taken such further actions as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms, and conditions of this Agreement.

17.         Choice of Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the state of Florida (excluding the choice of law rules thereof).  The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of you or the Company.

18.         Full Agreement.  This Agreement contains the full agreement between you and the Company and may not be modified, altered, or changed in any way except by written agreement signed by both parties.  The parties agree that this Agreement supersedes and terminates any and all other written and oral agreements and understandings between the parties, except as set forth in Section 5 of this Agreement.

19.         Acknowledgment of Reading and Understanding. By signing this Agreement, you acknowledge that you have read this Agreement, including the release of claims contained in Section 6, and understand that the release of claims is a full and final release of all claims you may have against the Company and the other entities and individuals covered by the release.  By signing, you also acknowledge and agree that you have entered into this Agreement knowingly and voluntarily.

The deadline for accepting this Agreement is 5:00 p.m. on the 22nd calendar day following your receipt of this Agreement.  If not accepted by such time, the offer contained herein will expire.  After you have reviewed this Agreement and obtained whatever advice and counsel you consider appropriate regarding it, please evidence your agreement to the provisions set forth in this Agreement by dating and signing the Agreement.  Please then return an original signed Agreement to me no later than 5:00 p.m. on the 22nd calendar day following your receipt of this Agreement.  Please keep a copy for your records.

Cary, we wish you all the best both professionally and personally.

Sincerely,

NEW GENERATION BIOFUELS, INC.

John E. Mack
Chairman of the Board

ACKNOWLEDGMENT AND SIGNATURE

By signing below, I, Cary J. Claiborne, acknowledge and agree to the following:

•	I have had adequate time to consider whether to sign this Separation Agreement and Release.
•	I have read this Separation Agreement and Release carefully.
•	I understand and agree to all of the terms of the Separation Agreement and Release.
•	I am knowingly and voluntarily releasing my claims against the Company and the other persons and entities defined as the Released Parties.
•
I have been given at least twenty-one (21) calendar days to consider this Separation Agreement and Release, or I expressly waive my right to have at least twenty-one (21) days to consider this Separation Agreement and Release;

•	I have not, in signing this Agreement, relied upon any statements or explanations made by the Company except as for those specifically set forth in this Separation Agreement and Release.
•	I intend this Separation Agreement and Release to be legally binding.
•	I am signing this Separation Agreement and Release on or after my last day of employment with the Company.

Accepted this 9th day of October, 2010.

Cary J. Claiborne